EXHIBIT 99.1

Vical Reports Second Quarter 2013 Financial Results, Projects Phase 3 Data Release in August and Establishes Quiet Period

SAN DIEGO, Aug. 1, 2013 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months and six months ended June 30, 2013. Revenues were $1.5 million for the second quarter of 2013 compared with $1.6 million for the second quarter of 2012, reflecting ongoing reimbursements from Astellas Pharma Inc. for expenses related to the development of ASP0113 (TransVax™), Vical's therapeutic vaccine designed to control cytomegalovirus (CMV) reactivation in transplant recipients. The net loss was $9.9 million, or $0.11 per share, for the second quarter of 2013, compared with $7.9 million, or $0.09 per share, for the second quarter of 2012.

Revenues were $3.0 million for the first half of 2013 compared with $13.0 million for the first half of 2012. The 2012 revenue includes the recognition of a $10 million milestone payment from Astellas for progress with ASP0113 which occurred in the first quarter of 2012. The net loss was $19.2 million, or $0.22 per share, for the first half of 2013, compared with $7.6 million, or $0.09 per share, for the first half of 2012.

Vical had cash and investments of approximately $70 million at June 30, 2013. The company's net cash uses in the first half of 2013 were slightly below the company's forecast range. The company expects to provide net cash use guidance for the second half of 2013 after analyzing the financial implications of results from its Phase 3 registration trial of Allovectin®.

Program highlights include:

Allovectin®

  Top-line results from the company's Phase 3 registration trial of Allovectin®, previously projected for release in the third quarter of 2013, are now expected to be released in August.
  Following today's scheduled conference call, as described below, and extending until the release of top-line results, the company will enter a self-imposed quiet period during which time company management will not be interacting substantively with the investment community.

ASP0113 CMV Vaccine

  Astellas initiated a 500-patient Phase 3 trial of ASP0113 for hematopoietic cell transplant (HCT) recipients in June and expects to initiate a Phase 2 trial of ASP0113 for solid organ transplant (SOT) recipients later this year. Details of the Phase 3 trial design will be discussed in today's scheduled conference call, as described below.

Herpes Simplex Vaccine

  The company is planning to initiate a Phase 1/2 clinical trial of its Vaxfectin®-formulated therapeutic vaccine against herpes simplex virus type 2 (HSV-2) in the second half of 2013.

Conference Call

Vical will conduct a conference call and webcast today, August 1, at noon Eastern Time, to discuss the company's financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-2464 (preferred), or (888) 455-2263 (toll-free), and reference confirmation code 1123209. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 1123209. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the initiation and completion of clinical trials. Risks and uncertainties include whether Vical or others will continue development of Allovectin®, the HSV-2 vaccine, or any other independent or collaborative programs; whether Vical, Astellas or others will continue development of ASP0113; whether the company will release top-line results from its Phase 3 registration trial of Allovectin® in patients with metastatic melanoma before the end of August; whether the company will provide net cash use guidance for the second half of 2013 after releasing top-line results from its Phase 3 registration trial of Allovectin®, if at all; whether Astellas will initiate the planned Phase 2 trial of ASP0113 for SOT recipients later this year, if at all; whether Vical or others will initiate a Phase 1/2 clinical trial of the HSV-2 vaccine in the second half of 2013, if at all; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Revenues:
Contract and grant revenue	$ 1,170	$ 1,364	$ 2,306	$ 2,585
License and royalty revenue	286	201	724	10,440
Total revenues	1,456	1,565	3,030	13,025
Operating expenses:
Research and development	3,930	3,791	7,580	10,219
Manufacturing and production	3,891	2,933	7,604	5,405
General and administrative	3,478	2,778	6,996	5,478
Total operating expenses	11,299	9,502	22,180	21,102
Loss from operations	(9,843)	(7,937)	(19,150)	(8,077)
Net investment and other income (expense)	(38)	69	(13)	453
Net loss	$ (9,881)	$ (7,868)	$ (19,163)	$ (7,624)
Basic and diluted net loss per share	$ (0.11)	$ (0.09)	$ (0.22)	$ (0.09)
Weighted average shares used in computing basic and diluted net loss per share	86,730	86,282	86,623	85,412

Balance Sheets			June 30,	December 31,
(in thousands)			2013	2012
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$ 67,498	$ 83,857
Other current assets			2,083	2,152
Total current assets			69,581	86,009
Long-term investments			2,037	2,225
Property and equipment, net			4,735	5,284
Other assets			2,932	3,004
Total assets			$ 79,285	$ 96,522

Liabilities and stockholders' equity:
Current liabilities			$ 6,059	$ 5,779
Long-term liabilities			1,483	1,657
Stockholders' equity			71,743	89,086
Total liabilities and stockholders' equity			$ 79,285	$ 96,522
CONTACT: Alan R. Engbring
         (858) 646-1127
         Website:  www.vical.com